SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

TEMPLETON GLOBAL INCOME FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Templeton Global Income Fund’s Board of Trustees Selects Saba Capital as New Investment Adviser

New York, NY – August 25, 2023 – Templeton Global Income Fund (NYSE: GIM) (“GIM” or the “Fund”) today announced that the Fund’s Board of Trustees (the “Board”) has selected Saba Capital Management, L.P. (“Saba”) to serve as the new investment adviser of the Fund (the “Adviser Transition”) and to replace the Fund’s current investment adviser, Franklin Advisers, Inc. (“Franklin”).

In light of the Fund’s underperformance compared to its peers over various periods, the Board established a Special Committee to review options for addressing the Fund’s performance and the Committee ultimately decided to commence a search for and select a new investment adviser for the Fund. The Special Committee, which consisted solely of independent trustees, conducted a request for proposal process involving several investment advisers.

After careful evaluation, the Special Committee recommended Saba based on the firm’s investment capabilities and track record, including its management of the Saba Capital Income & Opportunities Fund (“BRW”), another publicly-traded closed-end fund that has an investment strategy similar to that proposed for GIM.

The Adviser Transition is contingent upon approval by the Fund’s shareholders of a new investment management agreement to be entered into between the Fund and Saba that will be described in a related proxy statement.

The Fund anticipates holding a special shareholder meeting (the “Special Meeting”) in the early part of the fourth quarter where the new investment management agreement and related matters will be presented for approval.

The Fund also announced today that, upon the recommendation of the Special Committee, the Board intends to consider a self-tender offer for a significant number of the Fund’s outstanding shares to be conducted in the near future (prior to the effective date of the Adviser Transition if approved by shareholders).

About the Fund

Templeton Global Income Fund (NYSE: GIM) is a publicly-traded, closed-end fund registered under the Investment Company Act of 1940. For further information about the Fund, please visit: https://www.franklintempleton.com/investments/options/closed-end-funds/products/146/SINGLCLASS/templeton-global-income-fund-inc/GIM.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

Additional Information and Where to Find It

In connection with the Adviser Transition, the Fund intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Fund will make available the definitive proxy statement and a proxy card to each shareholder entitled to vote at the Special Meeting relating to the appointment of Saba as investment adviser to the Fund. INVESTORS AND SHAREHOLDERS OF THE FUND ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE ADVISER TRANSITION THAT THE FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE ADVISER TRANSITION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Adviser Transition (when they become available), and any other documents filed by the Fund with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), or by directing such requests to the Fund.

There can be no assurance that the tender offer referenced in this release will be approved and completed. If a tender offer is commenced, it will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Fund would distribute to its shareholders and file with the SEC. If the offer is made, shareholders and investors should read carefully the offer to purchase, letter of transmittal and related materials because they would contain important information, including the various terms of, and conditions to, the tender offer. This press release is for informational purposes only and does not constitute any offer to buy or the solicitation of any offer to sell shares of the Fund.

Participants in the Solicitation

The Fund and its trustees, along with Saba, may be deemed to be participants in the solicitation of proxies from the Fund’s shareholders with respect to the Adviser Transition. Information about the Fund’s trustees and their ownership of the Fund’s shares is set forth in the proxy statements on Schedule 14A filed with the SEC on June 2, 2023, and any beneficial ownership reports on Forms 3, 4 or 5 filed subsequent thereto. Information regarding Saba and its ownership of the Fund’s shares is set forth in the Schedule 13D initially filed by Saba with the SEC on November 18, 2020, as amended most recently on August 18, 2023, and any beneficial ownership reports on Forms 3, 4 or 5 filed subsequent thereto. Information regarding the identity of the potential participants, and their direct or indirect interests in the Adviser Transition, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Adviser Transition.

Forward Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, including the ability of Saba to implement successfully its proposed investment strategy for the Fund and whether a tender offer will be approved and completed and the extent to which any such offer, if conducted, would be accretive or not to the Fund. These factors are identified from time to time in our filings with the SEC. We undertake no obligation to update such statements to reflect subsequent events.

Past performance of Saba or its strategies, or of BRW, does not guarantee any future results for the Fund. The reference to BRW is informational only and is not intended to predict the performance of the Fund. In addition, there can be no assurance that the Fund will achieve its investment objectives even with new management.

Contacts

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@longacresquare.com / ckiaie@longacresquare.com

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